EXHIBIT 10.42


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement"), dated as of February 20, 1998, between HESCO SALES, INC., a Florida corporation (the "Employer"), and EVELIO ACOSTA (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer desires to retain the services of Employee, and Employee desires to be employed by Employer, upon the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby agrees to serve, as an employee of the Employer during the Term of Employment (as defined below), with such duties and responsibilities as shall from time-to-time be assigned to Employee by Employer. During the Term of Employment employee shall use, during his working hours, his best efforts to promote the interests of Employer and devote his time and energies with Employer to the business and affairs of Employer. Employee shall be required to work no more than eighty hours per month hereunder during the Term of Employment. Employer's offices from which Employee shall be required to perform such services shall be within a 20-mile radius of the Employer's existing offices located in Miami, Florida; PROVIDED, HOWEVER, that Employee may be required to engage in a reasonable amount of travel, as reasonably determined by Employer and Employee, in the performance of his duties and responsibilities hereunder. Such duties shall be consistent with those reasonably expected of a manager of Employer.

         2. TERM OF EMPLOYMENT. Employee's employment hereunder shall be for the period commencing on the date hereof and ending on the earliest to occur of the fifth anniversary hereof or such time as Employee's employment may be terminated in accordance with Section 4 hereof (the "Term of Employment").

         3. COMPENSATION.

              (a) BASE SALARY; COST OF LIVING ADJUSTMENTS. As compensation for Employee's services hereunder and in consideration of his other agreements contained herein (including without limitation his agreements contained in Section 6 hereof), during the Term of Employment Employer shall pay Employee a base salary at the rate of $75,000 per annum (the "Base Salary"), which shall be payable in approximately equal installments in accordance with the normal payroll practices of Employer as from time-to-time in effect (less payroll taxes and other applicable payroll deductions, if any). Employee shall also be entitled to annual cost of living adjustments in his Base Salary during the Term of Employment in such amounts as shall be reasonably determined by Employer's Board of Directors, which adjustments shall not be less


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than the percentage increase in the Consumer Price Index for the southern region of the United States.

              (b) OPTIONS. In addition to the Base Salary, during each year of the Term of Employment Employee shall, to the extent provided below, be granted options to purchase a number of shares of the common stock, par value $.01 per share (the "Hi-Rise Common Stock"), of Hi-Rise Recycling Systems, Inc., a Florida corporation and parent of Employer ("Hi-Rise"), having a fair market value equal to but not exceeding the Employee's Base Salary (the "Target Options"). Specifically, Target Options shall be granted to Employee during each year of the Term of Employment in accordance with the following criteria: (A) Employee shall be entitled to receive 50% of the Target Options if the Employer's net profit before taxes, interest, depreciation, amortization of goodwill, amortization of other assets the cost of which has been written off, affiliated party transactions with Employer or its affiliates (other than Evelio Acosta) which are not on an arms-length basis, and overhead of Employer's shareholder increases by at least one percent (1%) as compared to the average of the Employer's net profit before taxes, interest, depreciation, amortization of goodwill, amortization of other assets the cost of which has been written off, affiliated party transactions with Employer or its affiliates (other than Evelio Acosta) which are not on an arms-length basis, and overhead of Employer's shareholder during the three previous years; and (B) Employee shall be entitled to receive 50% of the Target Options if Employer's revenue projections for such calendar year are achieved or exceeded. Such target revenues for the first year shall be an increase from $12 million to $18 million, and shall be adjusted annually thereafter. In the event the target revenue is not achieved, the percentage of the Target Options attributable to revenue increases will be adjusted pro-rata based on actual revenues achieved. By way of example, if the revenue achieved for the first calendar year is $14 million (as opposed to the target of $18 million), Employee would receive one-third of the Target Options attributable to revenue projections (i.e., 16 2/3% of the total Target Options). All Target Options granted to Employee hereunder shall (A) be granted under the Hi-Rise Recycling Systems, Inc. 1996 Stock Option Plan, as amended from time to time, or such other employee stock option plan adopted by Hi-Rise (each, a "Plan"); (B) be exercisable at a price per share equal to the Fair Market Value (as defined in the Plan) of the Hi-Rise Common Stock on the date of grant; (C) vest equally over a five-year period; (D) be subject to such termination and other provisions as are customarily included in option grants under the Plan (including the requirement that the Employee enter into a customary form of stock option agreement); (E) be subject to all of the provisions of the Plan;
(F) be granted within 60 days of the end of each calendar year during the Term of Employment, commencing with the calendar year ended December 31, 1998; and
(G) be subject to an appropriate and equitable adjustment in the event that the fifth year of Employee's employment hereunder is not a full calendar year. Notwithstanding the foregoing, in the event that Employee's employment hereunder does not continue following the expiration of the Term of Employment, all Target Options then granted to the Employee which have not vested as of such date, shall immediately vest and become exercisable by the Employee in accordance with the terms of the Plan or any applicable stock option agreement(s).

              (c) BENEFITS. Employee shall also be entitled to the following during the Term of Employment: (i) the use of the two automobiles (the "Vehicles") owned by Employer and heretofore used by Employee (which Vehicles are more particularly described on Exhibit A


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hereto); (ii) payment of usual and routine maintenance, repairs and insurance for the Vehicles; (iii) the right to participate in Employer's regular health insurance plan for its employees as from time-to-time in effect (upon and subject to the provisions of Employer's policies generally applicable to such plan); and (iv) payment of the net annual premiums of that certain life insurance policy on Employee's life which is payable to and held by Employee and is more particularly described on Exhibit B hereto.

         4. EARLY TERMINATION

              (a) Employer may terminate Employee's employment for Cause (as defined below) effective upon written notice by Employer to Employee of such termination. The Employee shall be considered to have been terminated for "Cause" if he is discharged by the Employer on account of one or more of the following events: (i) Employee's repeated failure or refusal to perform specific directives of Employer (after notice and a reasonable opportunity to cure), when such directives are consistent with the scope and nature of Employee's duties and responsibilities as set forth in Section 1 hereof, which failure is determined by the Board of Directors of Employer to be material; (ii) dishonesty of Employee in financial dealings with or financial dealings related to Employer; (iii) Employee's conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (iv) gross negligence or willful misconduct of Employee resulting in substantial loss to Employer, substantial damage to Employer's reputation or theft from Employer; or (v) Employee violates
Section 6 hereof.

              (b) Employee's employment with Employer shall terminate automatically upon the death of Employee, without any requirement of notice by Employer.

              (c) Employee may terminate his employment with Employer hereunder upon not less than sixty (60) days prior written notice to Employer.

              (d) Employer may terminate Employee's employment upon the Disability (as defined below) of Employee, effective upon written notice by Employer to Employee of such termination. For purposes of this Agreement, "Disability" shall mean the absence of Employee from Employee's duties with Employer for (i) three (3) consecutive months, or (ii) four (4) months (whether or not consecutive) within any consecutive 12-month period, as a result of incapacity due to mental or physical illness.

         5. COMPENSATION UPON EARLY TERMINATION.

              (a) If Employee's employment is terminated by Employer for Cause, Employer shall pay Employee his accrued and unpaid Base Salary through the termination date specified in Employer's notice of termination. Employee's rights under any unexercised options to purchase Hi-Rise Common Stock granted to Employee hereunder shall terminate on such termination date and Employee shall have no further rights under or by virtue of this Agreement.

              (b) If Employee's employment is terminated by Employer on account of the Disability of Employee, Employer shall pay Employee his accrued and unpaid Base Salary through the termination date specified in Employer's notice of termination. Thereafter,


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Employee shall have no further rights under or by virtue of this Agreement;
PROVIDED, HOWEVER, that such termination shall not terminate Employee's rights, if any, under (i) any unexercised options to purchase Hi-Rise Common Stock granted to Employee hereunder (except to the extent otherwise contemplated by such options, stock option agreement(s) related to the grant of such options and the provisions of the Plan) or (ii) any employee benefit plan of Employer in which Employee is then a participant if and to the extent that the terms of such plan and Employer's policies related thereto contemplate continued participation in the event of disability.

              (c) In the event Employee terminates his employment hereunder prior to the expiration of the Term of Employment, Employer shall pay Employee his accrued and unpaid Base Salary through the termination date specified in the notice set forth in Section 4(c) above. Thereafter, Employee shall have no further rights under or by virtue of this Agreement; PROVIDED, HOWEVER, such termination shall not terminate Employee's rights under any vested and unexercised options to purchase Hi-Rise Common Stock granted to Employee hereunder (except to the extent otherwise contemplated by such options, stock option agreement(s) related to the grant of such options and the provisions of the Plan).

              (d) Upon Employee's death, Employer shall pay to the person designated by Employee in a notice filed by Employee with Employer for such purpose (or, if no such person is designated, to the personal representative or executor of his estate) his (i) accrued and unpaid Base Salary through Employee's date of death, and (ii) when, as and if received by Employer, any payments Employee's spouse, beneficiaries or estate may be entitled to receive upon the death of Employee pursuant to any employee benefit plan then maintained by Employer in which Employee is then a participant. Thereafter, Employee shall have no further rights under or by virtue of this Agreement; PROVIDED, HOWEVER, that such termination shall not terminate Employee's rights under any unexercised options to purchase Hi-Rise Common Stock granted to Employee hereunder (except to the extent otherwise contemplated by such options, stock option agreement(s) related to the grant of such options and the provisions of the Plan).

         6. COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY; CONFIDENTIALITY

              (a) COVENANT NOT TO COMPETE. During the Term of Employment and for a period of two (2) years thereafter, Employee will not, within any jurisdiction in the United States in which Employer or any affiliated corporation conducts its business operations, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by Employer or any affiliated corporation as of the date hereof. The decision of Employer's Board of Directors as to what constitutes a competing business shall be final and binding upon Employee. For these purposes, Employee's ownership of securities of a public company not in excess of 1% of any class of such securities shall not be considered to be competition with Employer.

              During the Term of Employment and for a period of two (2) years thereafter, Employee further agrees to refrain from (i) interfering with the employment relationship between Employer


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or any affiliated corporation and its or such affiliated corporation's other employees by soliciting any of such individuals to participate in independent business ventures, and (ii) soliciting competitive business from any client or prospective client of Employer or any affiliated corporation.

         It is the desire and intent of the parties that if the provisions of this Section 6(a) shall be adjudicated to be invalid or unenforceable, this
Section 6(a) shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 6(a) in the particular jurisdiction in which such adjudication is made. The provisions of this Section 6(a) shall survive the termination of this Agreement except to the extent as provided in Section 9 hereof.

              (b) INTELLECTUAL PROPERTY. During the Term of Employment, Employee will disclose to Employer all ideas, inventions and business plans developed by Employee during such period which relate directly or indirectly to the business of Employer or any affiliated corporation, including without limitation any process, operation, product or improvement which may be patentable or copyrightable. Employee agrees that such will be the property of Employer and that Employee will, at Employer's request and expense, do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to Employer.

              (c) CONFIDENTIALITY. Employee agrees that Employee will not divulge to anyone (other than Employer or any persons employed or designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any affiliated corporation, including without limitation all types of trade secrets (unless readily ascertainable from public or published information or trade sources), unless disclosure is required by law. Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without the prior written consent of Employer (unless readily ascertainable from public or published information or trade sources), unless disclosure or use is required by law. The provisions of this Section 6(c) shall survive the termination of this Agreement.

         7. REIMBURSEMENT OF EXPENSES. Employee shall be entitled to be reimbursed for reasonable travel and other expenses incurred in connection with Employee's services to Employer pursuant to and during the Term of Employment under this Agreement in a manner consistent with the normal policies of Employer from time-to-time in effect.

         8. BREACH BY EMPLOYEE. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event Employee performs services for any person, firm, corporation or other entity engaged in a competing line of business with Employer or any affiliated corporation, Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Employee, or


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to enjoin Employee from performing services for any such other person, firm, corporation or other entity.

         9. CROSS-DEFAULT. In the event that Employer defaults under any of the following lease agreements:

              (a) Lease between Evelio Acosta and Gladys Acosta and Hesco Sales, Inc. dated February 20, 1998 as to property located in Hialeah, Florida;

              (b) Lease between Evelio Acosta and Gladys Acosta and Hesco Sales, Inc. dated February 20, 1998 as to property located in Okahumpka, Florida; or

              (c) Lease between Acosta Family Limited Partnership and Hesco Sales, Inc. dated February 20, 1998 as to property located in Miami, Florida;

              then Employee's obligations under Section 6(a) of this Agreement shall terminate.

         10. TRANSFER OF VEHICLES. In the event that Employee's employment hereunder is not terminated pursuant to the provisions of Sections 4 of this Agreement prior to the fifth anniversary hereof, Employer will transfer and deliver title to the Vehicles to Employee as promptly as is reasonably practicable following the expiration of the Term of Employment.

         11. ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, Employee's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by Employee. The rights and obligations of Employer hereunder may, in whole or in part, be sold, transferred or assigned by Employer to any affiliated or successor corporation; PROVIDED, HOWEVER, that any such transfer will not relieve Employer of its obligations hereunder.

         12. GOVERNING LAW; CAPTIONS. This Agreement contains the entire agreement between the parties and shall be governed by the laws of the State of Florida. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Caption headings are for convenience of reference only and shall not be considered a part of this Agreement.

         13. PRIOR AGREEMENTS. This Agreement supersedes and terminates all prior agreements between Employer and Employee relating to the subject matter hereof.

         14. NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, (i) in Employer's case, addressed to Employer in care of the Chairman of the Board of its parent corporation, as follows: Hi-Rise Recycling Systems, Inc., 16255 N.W. 54th Avenue, Miami, Florida 33014; or (ii) in Employee's case, addressed as follows: c/o Jeffrey S. Tanen, Goldstein & Tanen, P.A., One Biscayne Tower, Suite 3250, Two South Biscayne Boulevard, Miami, Florida 33131; or to such other address or number as shall be furnished in


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writing by either party to the other in the fashion indicated above. Any such notice or other communication shall be deemed to have been given as of the date so delivered in person, sent by telecopier or sent by mail.


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         IN WITNESS WHEREOF, Employer has by its appropriate officer signed this
Agreement and Employee has signed this Agreement, on and as of the date and year first above written.


                                 HESCO SALES, INC.



                                 By:/s/ J. GARY MCALPIN
                                    ----------------------------
                                 Name: J. GARY MCALPIN
                                 Title: _CHIEF OPERATING OFFICER


                                 /s/ EVELIO ACOSTA
                                 -------------------------------
                                     EVELIO ACOSTA


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                                    EXHIBIT A


1. DESCRIPTION OF VEHICLES:

                                                                   VEHICLE ID   STATE WHERE     LICENSE PLATE
                       MAKE       MOD      COLOR          YEAR        NO.       REGISTERED          NO.
                       ----       -----    -----          ----    ------------  ----------    ---------------

(a) Automobile      Mercedes    S420V      White          95       WDBBA43         Florida        WYC22I
                                                                   E25A217099

(b) Automobile      Mercedes    E320W      Green          95       WDBEA32E3       Florida        QNV77B
                                                                   SC15755


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


                                    EXHIBIT B



2. DESCRIPTION OF INSURANCE (AND RELATED PREMIUMS):

         None



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